EXHIBIT 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC. ANNOUNCES
REINSTATEMENT OF DIVIDEND REINVESTMENT PLAN

Great Neck, New York – June 18, 2010 – One Liberty Properties, Inc. (NYSE:OLP) today announced that it has reinstated its Dividend Reinvestment Plan pursuant to which stockholders will again be able to reinvest all, or a portion of, their cash dividends in the Company’s common stock.  The Plan will be applicable to the quarterly dividend of $.30 per common share declared on June 14, 2010, with a record date of June 28, 2010 and a payment date of July 7, 2010.  The Dividend Reinvestment Plan was temporarily suspended on December 9, 2008.

Stockholders will receive, in the next few days, a letter from the Company notifying them of the reinstatement of the Plan.  Participation in the Plan is voluntary.  An authorization form will be provided to stockholders of record in order to permit new participants to enroll in the Plan.  Stockholders enrolled in the Plan immediately prior to the suspension will continue to participate in the Plan upon the same terms and conditions pursuant to which they participated before without further action on their part, but are required to submit a new authorization form if they desire to change their reinvestment instructions.  If a stockholder enrolled in the Plan desires to withdraw from the Plan, American Stock Transfer Company, the Plan Administrator should be advised at 1-877-814-9664.  Shareholders may also terminate their participation online at www.amstock.com or mail their request to American Stock Transfer and Trust Company LLC, P.O. Box 922, Wall Street Station, New York, N.Y. 10269-0560 ATT: Plan Administration Department.

The Plan provides for the purchase of shares of common stock at a discount between 0 and 5% from market and the 5% discount, which was in place at the time of the suspension, is being continued.  Market price for shares the Plan Administrator purchases directly from the Company pursuant to the Plan, equals the average of the daily high and low sales price of the Company’s shares of common stock on the NYSE for the five trading days immediately preceding the dividend payment date.  The discount is subject to change in the Company’s discretion.  The market price of the Company’s common stock at the close of business on June 17, 2010 was $16.75 per share.

This communication does not constitute an offer to sell nor a solicitation of any offer to buy any securities.  The offering of securities for sale pursuant to the Company’s Dividend Reinvestment Plan is made only by the Prospectus dated June 1, 2007.  A copy of the Prospectus, all documents incorporated by reference into the Prospectus that have been filed by the Company with the SEC under Section 13(a) of the Securities Exchange Act of 1934, as amended, and an authorization form can be found on the Company’s website, www.onelibertyproperties.com.  A copy of the prospectus can also be accessed on the website of the Company’s transfer agent, American Stock Transfer and Trust Company LLC, www.amstock.com.  A copy of the prospectus and the authorization form may be obtained from the Company’s transfer agent and from the Company.  Any questions regarding the Plan may be directed to the Plan Administrator at 1-877-814-9664.

One Liberty Properties is a real estate investment trust which invests in commercial real estate, primarily net leased properties, and other real estate related investments.

Contact: Simeon Brinberg – (516) 466-3100